Exhibit 99.2

NeoRx Closes $65 Million Financing Transaction

– Nicholas J. Simon Joins Board of Directors –

SEATTLE (April 27, 2006) – NeoRx Corporation (NASDAQ:NERX) today announced that it has completed its previously announced $65 million private placement of common stock and warrants to a group of investors led by MPM Capital and other investors, including Bay City Capital, Deerfield Management Company, Abingworth and funds managed by T. Rowe Price Associates, Inc.  The Company also announced that, concurrent with closing of the financing, Nicholas J. Simon, representing MPM Capital, was appointed to NeoRx’s board of directors, bringing the size of the board to nine members.  In addition, it was announced that Alan Glassberg, M.D., will be joining the Company in an executive capacity later this year and, therefore, will not stand for reelection as a director at the Company’s annual meeting of shareholders to be held on June 16, 2006.

“This financing is a significant milestone for NeoRx because it represents an acknowledgement of the potential of picoplatin and provides us with resources to advance our picoplatin development program for small cell lung and other solid tumors,” said Jerry McMahon, Ph.D., chairman and chief executive officer of NeoRx.  “The financing also enables us to pursue our strategic objective of building a diverse pipeline and repositioning the company as a specialty pharmaceutical company focused on oncology.”

Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy that provides a differentiated spectrum of activity, reduced reactivity and an improved safety profile.  An intravenous chemotherapeutic agent, picoplatin is designed to overcome platinum resistance associated with the treatment of solid tumors.  In addition, testing in more than 500 patients in Phase 1 and 2 safety and efficacy studies indicated that picoplatin has a more manageable safety profile with fewer side effects than currently available platinum-based therapies.  NeoRx initiated a Phase 2 clinical trial of picoplatin in small cell lung cancer in North America last year and recently announced the expansion of this trial into selected Eastern European countries.  The Company plans to initiate mid-stage trials in other cancer types later this year.

Appointment of Nicholas J. Simon as Director

Mr. Simon has served as a general partner of MPM BioVentures III since October 2001.  He has been a managing director of Clarus Ventures, LLC, a life sciences focused venture capital firm, since February 2005.  Mr. Simon has more than 26 years of industry and investment experience in biotechnology.  From 2000 to July 2001, he was chief executive officer, founder and a director of Collabra Pharma, Inc., a pharmaceutical development company.  From 1989 to 2000, Mr. Simon served in various management positions at Genentech, Inc., including vice president of business and corporate development.  Mr. Simon currently serves on the boards of directors of Barrier Therapeutics, Inc. and CoTherix, Inc., both public biotechnology companies.  In addition, he is a director of ARYx Therapeutics, Inc., NeoSil Incorporated, QuatRx Pharmaceuticals Co. and Verus Pharmaceuticals, Inc., which are private biotechnology companies.  He also is on the advisory council at the Gladstone Institute, a private not-for-profit research institute affiliated with the University of California San Francisco.  Mr. Simon received a B.S. degree in microbiology from the University of Maryland and an M.B.A. in marketing from Loyola University.

“Nick is an outstanding addition to our board,” said Dr. McMahon.  “His real-life experience and comprehensive knowledge of the biotech industry will provide us with critical insights as we work to move picoplatin through development into commercialization and pursue strategic opportunities to diversify our oncology pipeline.  Further, we are grateful for Dr. Glassberg’s service on the board and are thrilled that he will be joining our executive management team later this year.”

Private Placement Financing

The Company previously announced that it had entered into a definitive agreement dated as of February 1, 2006, subject to certain closing and other conditions, for a $65 million private placement of shares of common stock and warrants to the investors.  Conditions to consummating the private placement included obtaining shareholder approval of the terms of the securities financing and related transactions and of the filing of an amendment of the Company’s articles of incorporation to increase the authorized common stock of the Company to 200,000,000 shares.  The Company’s shareholder’s approved the terms of the securities financing and the amendment to increase the Company’s authorized common shares at a special meeting of shareholders held on April 25, 2006.  The remaining conditions necessary to consummation of the financing, including the conversion of the Company’s outstanding shares of Series B convertible preferred stock, were subsequently satisfied and the closing occurred effective as of April 26, 2006.

About NeoRx

NeoRx is a specialty pharmaceutical company dedicated to the discovery, development and commercialization of oncology drugs that impact the lives of individuals afflicted with cancer.  The Company currently is focusing its development efforts on picoplatin, a new generation platinum therapy that provides a differentiated spectrum of activity, reduced reactivity and an improved safety profile.  An intravenous chemotherapeutic, picoplatin is designed to overcome multiple mechanisms of platinum-based chemoresistance.  NeoRx also is collaborating with the Scripps Florida Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors for the treatment of cancer.   For more information, visit www.neorx.com.

This release contains forward-looking statements, including statements regarding the Company’s business model, drug development programs and clinical trial plans.  The Company’s actual results may differ materially from those indicated in these forward looking statements based on a number of factors, including anticipated operating losses, uncertainties associated with research, development, testing and related regulatory approvals, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance, technology change and government regulation, and the other risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2005.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2006 NeoRx Corporation. All Rights Reserved.

For Further Information:

Julie Rathbun

Corporate Communications

NeoRx Corporation

300 Elliott Avenue West, Suite 500

Seattle, WA  98119

206-286-2517

jrathbun@neorx.com

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